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                                                                 EXHIBIT 2.07


                              ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                            OMNI NUTRACEUTICALS, INC.

               (Pursuant to Sections 16 -10a-602 and 16-10a-1002
                    of the General Corporation Law of Utah)

       THE UNDERSIGNED duly authorized officer of OMNI NUTRACEUTICALS, INC., a Utah corporation (the "Company"), hereby certifies that:

       I.     The name of the Company is Omni Nutraceuticals, Inc.

       II. The Articles of Incorporation of the Company are hereby amended by the addition of the following provision stating the number, designation, relative rights, preferences, and limitation of the shares of a new series of preferred stock, par value $0.01 per share, of the Company designated as 5% Convertible Preferred Stock, Series A.

              "Pursuant to the authority expressly granted and vested in the Board of Directors of the Company by the Company's Articles of Incorporation, as amended to date, the Board of Directors hereby creates a new series of the Company's authorized but unissued preferred stock, $0.01 par value per share, to be designated "5% Convertible Preferred Stock, Series A" and to consist of 6,000,000 shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof:

              1. NUMBER OF SHARES AND DESIGNATION. The shares of this series of preferred stock shall be designated as "5% Convertible Preferred Stock, Series A," $0.01 par value per share (the "Preferred Stock"), and the number of shares constituting this series shall be 6,000,000.

              2. DEFINITIONS. For purposes of the Preferred Stock, the following terms shall have the meanings indicated:

              "BOARD OF DIRECTORS" shall mean the board of directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Preferred Stock.


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              "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of Los Angeles, California are authorized or obligated by law or executive order to close.

              "COMMON STOCK" shall mean the Common Stock of the Company, $0.01 par value per share, and any capital stock of the Company which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage, into which the Common Stock may hereafter be classified by appropriate amendment to the Company's Articles of Incorporation, as amended.

              "COMPANY WARRANT" shall mean collectively the warrants to purchase up to an aggregate of 775,000 shares of Common Stock issued to American Equities, LLC, a California limited liability company and Corporate Financial Enterprises, Inc., a Delaware corporation, in connection with the issuance of the Preferred Stock.

              "CONVERSION PRICE" shall mean the rate per share of Preferred Stock at which such Preferred Stock is convertible into shares of Common Stock, as such Conversion Price may be adjusted pursuant to
              Section 8 hereof. The Conversion Price will be determined as set forth in Section 8 hereof.

              "DIVIDEND PAYMENT DATE" shall have the meaning set forth in Subsection 3.2 hereof.

              "DIVIDEND PAYMENT RECORD DATE" shall have the meaning set forth in Subsection 3.2 hereof.

              "DIVIDEND PERIODS" shall mean semi-annual dividend periods commencing on the first day of January and July of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Original Issue Date).

              "HOLDERS" shall mean the purchasers of the Preferred Stock of the Company and their successors and assigns of record on the stock record books of the Company.

              "LIQUIDATION VALUE" shall mean, as to each share of Preferred Stock, $0.60.

              "MINIMUM VALUE" shall have the meaning set forth in Subsection 8.4(b) hereof.

              "ORGANIC CHANGE" shall have the meaning set forth in Subsection 8(g) hereof.

              "ORIGINAL ISSUE DATE" shall mean the date on which shares of Preferred Stock are issued.

              "PERSON" shall mean any individual, firm, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.


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              "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              "STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement by and among the Company, American Equities, LLC and Corporate Financial Enterprises, Inc. dated January 24, 2000.

              3.     DIVIDENDS.

              3.1 GENERAL. The holders of shares of the Preferred Stock shall be entitled to receive cumulative dividends at an annual rate of 0.05 shares of Preferred Stock per share of Preferred Stock, or, at the option of the Company, $0.05 per share of Preferred Stock; provided, however, that if the closing price of the Common Stock of the Company is reported to be greater than $3.75 for 20 trading days during any 30 consecutive trading day period following January 24, 2000, and so long as the Common Stock issuable upon conversion of the Preferred Stock is then covered by an effective registration statement, then the Preferred Stock shall no longer bear cumulative dividends, but, rather, shall bear dividends when, as and if declared by the Board of Directors.

              3.2 DIVIDEND PREFERENCE AND PAYMENT DATES. Except as otherwise provided in Subsection 3.1 above, dividends on the Preferred Stock shall be cumulative from the Original Issue Date, whether or not in any Dividend Period or Periods there shall be assets of the Company legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable semi-annually, on January 1 and July 1 in each year (each a "Dividend Payment Date"), commencing on July 1, 2000 when, as and if declared by the Board of Directors. If any Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day. Each such dividend shall be payable in arrears to the holders of record of shares of the Preferred Stock, as they appear on the stock records of the Company at the close of business on those dates (each such date, a "Dividend Payment Record Date"), not less than 10 days nor more than 60 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Except as otherwise provided in Subsection 3.1 above, dividends on the Preferred Stock shall accrue (whether or not declared) on a daily basis from the Original Issue Date and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term "accrued" with respect to dividends includes both accrued and accumulated dividends. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

              3.3 COMPUTATION OF DIVIDENDS FOR PARTIAL DIVIDEND PERIODS. The amount of dividends payable for each full Dividend Period for the Preferred Stock shall be computed by dividing the annual dividend rate by two. The amount of dividends payable for the initial Dividend Period on the Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Preferred Stock, shall be computed on the basis of a 365-day year.


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              3.4    PRIORITY AND DIVIDEND PARTICIPATION/PARITY STOCK. (a) So
long as any shares of the Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Company ranking, as to dividends, on a parity with the Preferred Stock, for any period unless full cumulative dividends on the Preferred Stock have been or contemporaneously are declared and paid for all Dividend Periods terminating on or prior to the date of payment.

              (b) So long as any shares of the Preferred Stock are outstanding, no other stock of the Company ranking on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless (a) the full cumulative dividends, if any, accrued on all outstanding shares of the Preferred Stock shall have been paid for all past Dividend Periods and (b) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Preferred Stock.

              3.5 PRIORITY AND DIVIDEND PARTICIPATION/JUNIOR STOCK. So long as any shares of the Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other such stock of the Company ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless, in each case (a) the full cumulative dividends, if any, accrued on all outstanding shares of the Preferred Stock and any other stock of the Company ranking on a parity with the Preferred Stock as to dividends shall have been paid or set apart for payment for all past Dividend Periods and all past dividend periods with respect to such other stock and (b) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Preferred Stock and for the current dividend period with respect to any other stock of the Company ranking on a parity with the Preferred Stock as to dividends.

              4.     LIQUIDATION VALUE.

              4.1 GENERAL. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any


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other series or class or classes of stock of the Company ranking junior to the
Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Preferred Stock shall be entitled to receive $0.60 per share (the "Liquidation Value"). No payment on account of any liquidation, dissolution or winding up of the Company shall be made to the holders of any class or series of stock ranking on a parity with the Preferred Stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there shall likewise be paid at the same time to the holders of the Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this
Section 4, (a) a consolidation or merger of the Company with one or more corporations or other entities, (b) a sale, lease, exchange or transfer of all or any part of the Company's assets or (c) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

              4.3 NOTICE OF LIQUIDATION, DISSOLUTION OR WINDING UP. Written notice of any liquidation, dissolution or winding up of the Company, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

              5. TRANSFERS. Each certificate of Preferred Stock presented for transfer, exchange or conversion shall be duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Company or to its registrar therefor duly executed by such Holder or its attorney, duly authorized in writing.

              6. REDEMPTION; MANDATORY CONVERSION. The Preferred Stock shall not be redeemable. The Company may convert the Preferred Stock into Common Stock at the then effective Conversion Price at any time after the date which is the earlier of (i) 3 years after January 24, 2000 (the "Closing Date") or (ii) when and so long as the Common Stock shall have traded for 20 trading days during the 30 consecutive trading day period prior to the conversion date at a closing bid price per share in the principal market in which the Common Stock is then traded equal to or greater than $3.75 or (iii) the date of the Arbitral Award rendered in favor of Omni pursuant to the provisions of Section 1.1(d) of the Stock Purchase Agreement.


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              7.     SHARES TO BE RETIRED. All shares of Preferred Stock
purchased, redeemed, exchanged or converted by the Company shall be retired and canceled and shall be restored to the status of authorized but unissued shares of the Company's preferred stock, without designation as to series and may thereafter be reissued.

              8. CONVERSION. Holders of shares of Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

              8.1 RIGHT TO CONVERT. Subject to and upon compliance with the provisions of this Section 8, a holder of shares of Preferred Stock shall have the right, at such holder's option, at any time after the date which is six months after the Original Issuance Date to convert any of such shares into shares of Common Stock at a rate equal to the quotient of $1.00 divided by the Conversion Price for each share of Preferred Stock, and by surrender of such shares of Preferred Stock to the Company, such surrender to be made in the manner provided in Subsection 8.2 hereof. The "Conversion Price" shall initially be $1.50, subject to adjustment as provided herein. No fractional shares or securities representing fractional shares of Common Stock will be issued upon conversion, and instead such amounts as would have been paid in fractional shares will be paid in cash as provided in Subsection 8.3 hereof.

              8.2 MECHANICS OF CONVERSION. (a) In order to exercise the conversion right pursuant to Subsection 8.1 above, the holder of each share of Preferred Stock (or fraction thereof) to be converted shall surrender the certificate representing such share(s), duly endorsed or assigned to the Company or in blank, at the office of the Company, accompanied by written notice to the Company that the holder thereof elects to convert the enclosed shares of Preferred Stock or a specified portion thereof. If any of the shares issuable on conversion are to be issued in a name other than the name in which such share(s) of Preferred Stock are registered, such shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the Holder or such Holder's duly authorized attorney.

              (b) Holders of shares of Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. Upon any conversion of Preferred Stock, the Company shall pay all accrued but unpaid dividends on such converted shares of Preferred Stock.

              (c) Within five (5) days after the surrender of certificates for shares of Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on such holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares in accordance with such holder's notice and the provisions of this Section 8, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Subsection 8.3 hereof.

              (d) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Preferred Stock shall have been


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surrendered and such notice received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Company. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable.

              8.3 PAYMENT OF FRACTIONAL INTERESTS. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Preferred Stock, the number of shares of Common Stock issuable upon such conversion shall be rounded to the nearest whole share. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. No fractional shares of Preferred Stock shall be issued and instead if Holder is entitled to receive a fractional share of Preferred Stock it will be rounded up to the nearest whole share.

              8.4    ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

              (a) SPECIAL DEFINITIONS. For purposes of this Subsection 8.4, the following definitions shall apply:

                     "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Subsection 8.4(c), deemed to be issued) by the Company after January 24, 2000 other than shares of Common Stock issued or issuable at any time:

                            (i) upon conversion of shares of Preferred Stock or exercise of the Company Warrant;

                            (ii)   upon exercise of options or warrants
                                   outstanding on January 24, 2000, or up to 2,000,000 additional options or other awards granted or to be granted under the Company's Long-Term Stock Incentive Plan, as amended from time to time;

                            (iii)  as a dividend or distribution on the
                                   Preferred Stock; or

                            (iv) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i), (ii),
                                   (iii) or this clause (iv).


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              "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

              "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

       (b) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the greater of either (i) $1.50 or (ii) 15% less than the last reported sale price of the Common Stock as reported on any securities exchange or on the Nasdaq National Market System, Nasdaq Small Cap Market, or on the National over-the-counter market (the "Minimum Value").

       (c)    ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON
STOCK.

              (i) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 8.4(e) hereof), of such Additional Shares of Common Stock would be less than the Minimum Value per share:

                     (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date


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                                    with respect thereto), and any adjustments
                                    to the Conversion Price based on the
                                    issuance of such Options or Convertible
                                    Securities shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

              (ii) STOCK DIVIDENDS, STOCK DISTRIBUTIONS AND SUBDIVISIONS. In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                     (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                     (B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

              If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 8.4(c)(ii) as of the time of actual payment of such dividend.

       (d) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Company shall issue or shall be deemed to issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 8.4(c), but excluding Additional Shares of Common Stock issued pursuant to Subsection 8.4(c)(ii), which event is dealt with in Subsection 8.4(f) hereof), without consideration or for a consideration per share less than the Minimum Value per share on the date of and immediately prior to such issue, then and in case of such issue, the Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which the Preferred Stock is convertible, to the lower of (A) the price per share at which such Additional Shares of Common Stock are issued, or (B) a price determined by multiplying the existing Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock (on a fully diluted basis) outstanding immediately prior to such issuance, and the denominator of which shall


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be the number of shares of Common Stock (on a fully diluted basis) outstanding immediately after such issuance.

       (e) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 8.4, the consideration received by the corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

              (i)    CASH AND PROPERTY: Such consideration shall:

                     (A) insofar as it consists of cash, be computed at the aggregate net amount of cash received by the Company;

                     (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                     (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and
                            (B) above, as determined in good faith by the Board of Directors.

              (ii) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 8.4(c)(i), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                     (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

       (f) ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS OR SUBDIVISIONS OF COMMON STOCK. In the event the Company shall issue Additional Shares of Common Stock pursuant to Subsection 8.4(c)(ii) in a stock dividend, stock distribution or subdivision, or decrease the number of outstanding shares of Common Stock pursuant to a reverse stock split or similar capital reorganization, the Conversion


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Price in effect immediately prior to such stock dividend, distribution, subdivision, recombination or split shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, recombination or split be proportionately decreased or increased, as the case may be.

       (g) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any recapitalization, reorganization, reclassification, consolidation, merger or the conveyance of all or substantially all of the assets of the Company pursuant to which the holders of Common Stock are entitled to receive (either directly or on subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (an "Organic Change"), the Company shall make appropriate provisions to insure that each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or conveyance and that appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock. The Company shall not effect any such Organic Change unless prior to the consummation thereof, the successor entity (if other than the Company) assumes by written instrument the obligations set forth herein.

       8.5 NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this
Section 8.

       8.6 CERTIFICATE AS TO ADJUSTMENTS. Whenever the Conversion Price is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price, the facts requiring such adjustment and upon which such adjustments are based and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Preferred Stock at such holder's last address as shown on the stock records of the Company.

       8.7 DEFERRAL OF ISSUANCE OF ADDITIONAL SHARES. In any case in which Subsection 8.4 provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for conversion pursuant to
Section 8 occurs after such record date but before the occurrence of such event, the Company may defer until the actual occurrence of such event issuing to the holder of any share of Preferred Stock surrendered for conversion the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

       8.8    COMPUTATION OF OUTSTANDING COMMON STOCK. For purposes of this
Section 8, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company or any corporation controlled by the Company.

       8.9 MULTIPLE ADJUSTMENTS IN A SINGLE TRANSACTION. Notwithstanding any other provision herein to the contrary, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan shall not be deemed to constitute an issuance of Common Stock. There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 8. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one Section of this
Section 8, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

       8.10 FURTHER ADJUSTMENT BY THE BOARD OF DIRECTORS. In case the Company shall take any action affecting the Common Stock, other than action described in this Section 8, which in the opinion of the Board of Directors would materially and ADVERSELY affect the conversion rights of the holders of the shares of Preferred Stock, the Conversion Price for the Preferred Stock may be adjusted lower, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

       8.11 PAYMENT OF DOCUMENTARY STAMP AND TRANSFER TAXES. The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the shares of Preferred Stock (or any other securities issued on account of the Preferred Stock pursuant hereto) or shares of Common Stock on conversion of the Preferred Stock pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

       8.12 RESERVATION OF COMMON STOCK. The Company shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

       8.13 DE MINIMUS EXCEPTION. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($.01) in the Conversion Price; provided, however, that any adjustments which by reason of this Subsection 8.13 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

       9. RANKING. Any class or classes of stock of the Company shall be deemed to rank:

       (a) prior to the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preferred Stock, and Holders of a majority of the outstanding shares of Preferred Stock have consented to the designation and issuance of such series or class of stock;

       (b) on a parity with the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, if the holders of such class of stock and the Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority of one over the other; and

       (c) junior to the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or holders of Preferred Stock shall otherwise be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

       10.    VOTING.

       10.1 VOTING RIGHTS WITH COMMON STOCK. The holders of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Company, and, for each share of Preferred Stock, shall be entitled to a number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock is then convertible on all matters submitted to the stockholders for approval. In either case described in this Section 10, shares held by the Company or any entity controlled by the Company shall be excluded and shall have no voting rights.

       10.2 BOARD REPRESENTATION. Subject to amendment of the Company's bylaws to increase the number of directors by at least one director creating a vacancy to be filled by the nominee of the Holders, the Holders shall, by majority vote, be entitled to nominate and elect one member to the Company's Board of Directors. The Company shall reimburse any reasonable expense incurred by such Director in attending meetings or otherwise on behalf of the Company. At any time the Holders shall not be legally entitled to nominate or elect or shall not have nominated and elected one director to the Board of Directors, at its sole discretion, such Holders shall have the right to appoint one observer who shall be present at all meetings of the Board of Directors, and shall receive copies of all notices and other information or documents given to any other members of the Board of

Directors, and shall be entitled to the same reimbursement rights as if such observer were a director but who shall not be entitled to vote as a director.

       11.    EVENTS OF DEFAULT.

       11.1 EVENTS OF DEFAULT DEFINED. Each of the events specified in the following Subsections 11.1(a) through (f) shall be an Event of Default, provided that an Event of Default may be waived in writing by Holders of a majority of the outstanding shares of Preferred Stock.

              (a) the Company shall breach or default in the performance of or compliance with, any representation or warranty, covenant, agreement, condition or term contained in these Articles of Amendment, including the payment of any dividend amount hereunder, and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been given to the Company; or

              (b) the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or an order for relief is entered against the Company under any bankruptcy laws or the Company shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or the Company or its board of directors or its stockholders shall take any action looking to the dissolution or liquidation of the Company and such has not been remedied within 30 days after written notice thereof shall have been given to the Company; or

              (c) within 60 days after the commencement of any proceeding against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.


       11.2 OTHER REMEDIES. The holders of a majority of the Preferred Stock outstanding at the time of any Event of Default may proceed to protect and enforce the rights of said holders by a suit in equity, action at law or other appropriate proceeding, including but not limited to the enforcement of any rights under any of the other documents executed and delivered in connection herewith, for the specific performance of any agreement contained herein or in any other documents executed and delivered in connection herewith, or for any injunction against a violation of any of the terms or provisions hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law. Such holders shall not be required to post bond. The Company will pay to the holders thereof such further amount as shall be sufficient to cover the cost and expense of any action instituted by the holders upon such Event of Default, including (without limitation) reasonable attorneys fees. If the holders shall give any notice or take any action in respect of a claimed default, the Company will forthwith give written notice thereof to all other such holders at the time outstanding, describing the notices or action and the nature of the claimed default. No course of dealing and no delay on the part of any holders in exercising any right shall operate as a waiver thereof or otherwise prejudice such holders' rights. No remedy conferred hereby or by any of the other documents executed and delivered in connection herewith shall be exclusive of any other remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

       12. COVENANTS. In addition to any other rights provided by law or agreement, so long as at least 1,000,000 shares of the Preferred Stock remain outstanding, without first obtaining the affirmative vote or written consent of the holders of not less than 50% of the shares of Preferred Stock then outstanding, the Company shall not:

              (a) create, authorize, sell or issue any class or series of capital stock ranking senior to the Preferred Stock with respect to voting, liquidation or dividend rights;

              (b) issue additional shares of Preferred Stock, other than in payment of dividends on the Preferred Stock;

              (c) enter into any merger or consolidation where the Company is not the surviving corporation, unless provision is made in such merger or consolidation for the issuance to Holders of securities with substantially similar rights, privileges and preferences as the Preferred Stock;

              (d) sell any capital stock of any subsidiary of the Company to any affiliate of the Company (other than holders of the Preferred Stock or pursuant to the exercise of the "put" and "call" options granted in that certain Settlement Agreement dated October 8, 1999 by and among the Company and Mr. Klee Irwin, as amended) without the approval of the Board of Directors;

              (e) change or amend the relative rights, privileges and preferences of the Preferred Stock;

              (f) Until the date which is not less than 180 days after the date a registration statement covering shares of capital stock of HealthZone.com in an initial public offering of such shares is declared effective, the Company shall not spin-off any of the common stock of HealthZone.com, or approve a reverse merger of HealthZone.com, or approve any other similar transaction in connection with HealthZone.com which would have the effect of impeding an initial public offering of the capital stock of HealthZone.com.

       13. RECORD HOLDER. The Company may deem and treat the record holder of any shares of Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

       14. NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt. In the case of a notice of conversion given to the Company as contemplated in Subsection 8.2 hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: if to the Company, to its offices at 5310 Beethoven Street, Los Angeles, California 90066, or such other place as designated in a written notice to the holders of the Preferred Stock, or other agent of the Company designated as permitted by this Certificate, or, if to any holder of the Preferred Stock, to such holder at the address of such holder of the Preferred Stock as listed in the stock record books of the Company; or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given.

       III. The foregoing amendment to the Company's Articles of Incorporation was duly adopted on January 21, 2000, by the Board of Directors of the Company pursuant to authority conferred on the Board of Directors by the provisions of the Articles of Incorporation of the Company (as amended) and in accordance with the provisions of the General Corporation Law of Utah, without shareholder approval and, pursuant to Section 16-10a-602 of the General Corporation Law of Utah, shareholder approval of such amendment was not required.

       IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Company by the undersigned on January 24, 2000.

                            OMNI NUTRACEUTICALS, INC.

                            By: /s/ Louis Mancini
                                ----------------------------
                                Louis Mancini
                                Chief Executive Officer

/s/ Corey Fischer
-----------------------
Secretary



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